Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-256453), S-8 (Nos. 333-257180, 333-261461, and 333-265690) of Finance of America Companies Inc. of our report dated March 31, 2023 relating to the consolidated financial statements of American Advisors Group, which appears in this Current Report on Form 8-K/A of Finance of America Companies Inc.

/s/ RSM US LLP
Las Vegas, Nevada
June 14, 2023